EXHIBIT 10.18

OPTION AGREEMENT
Dated January 10, 2006

THIS OPTION AGREEMENT (“Agreement”) is among Trulite, Inc. (“Trulite”) Synexus Energy, Inc. (“Synexus”) and the shareholders of Synexus (“Shareholders”). Synexus and Trulite are sometimes collectively referred to as the “Parties”.

Synexus desires to sell, and Trulite desires to buy, the option to purchase the ownership of Synexus in exchange for the cash and services described below, subject to the terms and conditions set forth below.

1.	Right of First Refusal and Option.

a.
Grant. The Shareholders hereby unconditionally and irrevocably grant to Trulite or its nominee, in exchange for providing integration services and related costs for the Kitty Hawk project for the Agreement Term specified in this document, a right of first refusal and an Option to purchase, the Interests for the Purchase Price.

b.
Interests. The “Interests” are (A) all of the ownership rights, title and interest with respect to Synexus, including but not limited to (i) the certificates (if any) representing ownership of Synexus, and all books and records related thereto, electronic or otherwise and whether now or hereafter created by or for the benefit of Synexus, (ii) all rights and privileges of Synexus with respect to the ownership of Synexus (including without limitation, all subscription warrants, rights or options issued with respect to Synexus and all representations, warranties, registration rights and other undertakings of any person inuring to the benefit of the Shareholders in respect thereof) and (iii) all unpaid cash and non-cash dividends and all other unpaid payments, return of capital, property and distributions made on or with respect to Synexus and (B) all rights and obligations of Shareholders related to Synexus, if the “Interests” are in the nature of a contract.

c.
Purchase Price. The “Purchase Price” is (i) if the Option Notice is delivered from January 3, 2006 up to and including April 30, 2006, $4,750,000.00 in cash and Trulite Stock (ii) if the Option Notice is delivered from May 1, 2006 up to and including October 31, 2006, $6,500,000.00 in cash and Trulite Stock. The number of common shares of Trulite Stock delivered under the proceeding sentences shall be equal to the dollar amount of cash divided by a price per share equal to either (a) if Trulite is not listed on a national exchange on the day of the delivery of the Option Notice, at the value determined by [Energy Capital Solutions] in its valuation report delivered to Trulite during January 2006 or (b) if such shares of Trulite are traded on a national exchange on the day of the delivery of the Option Notice, the average price per share publicly reported as of the close of business on the 20 days on which the shares were available for trading immediately preceding the day of the delivery of the Option Notice.

d.
Exercise of Option. At any time during the term of this Agreement, Trulite or its nominee may make its election to exercise its option to purchase the Interests (“Option”) by delivering written notice (“Option Notice”) to the Shareholders referring to the Option and specifying the date and place of the closing, which must be within 60 days of such notice and no later than the last day of the term of this Agreement. The Option shall be deemed exercised upon payment of the Purchase Price. Synexus and the Shareholders will cooperate and assist with completing the purchase of the Interests, including executing documents as reasonably requested and meeting in person to complete the closing.

e.
Right of First Refusal. The Shareholders must deliver to Trulite written notice of any direct or indirect proposed sale, assignment, transfer or encumbrance of the Interests or of any entity that directly or indirectly owns or has any current or contingent interest in the Interests which describes the material terms and conditions of such transaction and its proposed date, which notice must be delivered to Trulite before 60 days before such proposed date. Within 20 days of the receipt of such notice by Trulite, Trulite shall deliver a written response which either consents to such proposed transaction or gives notice of Trulite’s exercise of the Option (or notice of Trulite’s nominee’s exercise of the Option). If Trulite consents to such proposed transaction, the Shareholders may complete the transaction on or after such proposed date and this Agreement shall terminate on the date of such transaction, or such earlier date to which Trulite may consent in writing.

f.
If this Agreement is terminated with the consent of Trulite without Trulite having given notice of its election to exercise its Option, then the ownership of the Interests shall remain with the Shareholders. If this Agreement is terminated without the consent of Trulite, then Trulite may, within 20 days of receiving written notice of such termination, give notice and Trulite (or its nominee) may specify a closing date that is after such termination.

2.	Agreement Term.

a.
This Agreement shall be effective for the period beginning on January 3, 2006 up to and including October 31, 2006, unless earlier terminated as herein provided or such term is extended by mutual written agreement of the Parties. At any time while this Agreement is in effect, either Party may terminate this Agreement, during the occurrence of an Event of Default (defined below), by giving written notice to the other Party not less than [90 days] in advance of the desired termination date.

b.	Upon the termination of this Agreement the respective rights and obligations of the Parties shall cease and be of no further force and effect except that:

i.
If the agreement has been terminated by Synexus pursuant to Section 3 below, and Trulite has not delivered the Option Notice under Section 1 on or before the date of such termination, Trulite shall pay Synexus $750,000 in cash, due [within 10 days of such notice]. If Trulite fails to pay such amount on such date, such amount shall accrue interest at the highest lawful rate until paid.

ii.	If the Agreement has been terminated by Trulite pursuant to Section 3 below, Trulite shall not be obligated to pay any additional amount.

iii.	The obligations of Synexus under Section 11 shall survive termination for the period set forth therein.

3.	Events of Default:

a.
If Synexus breaches a covenant hereunder, Trulite may give written notice to Synexus and Synexus may attempt to cure such breach. If such breach has not been cured within 30 days after the delivery of such notice, an “Event of Default” of Synexus will have occurred, and Trulite may, but is not required to, send the notice of termination described in Section 2.

b.
If Trulite breaches a covenant hereunder, Synexus may give written notice to Trulite, and Trulite may attempt to cure such breach. If such breach has not been cured within 30 days after the delivery of such notice, an “Event of Default” of Trulite will have occurred and Synexus may, but is not required to, send the notice of termination described in Section 2.

4.
Governing Law. This Agreement is expressly subject to all valid laws, regulations, rules, or orders of governmental authorities with jurisdiction over the subject matter of this Agreement. This Agreement shall be interpreted under the laws of the State of Texas, without regard to any choice of law rule otherwise requiring application of laws of another jurisdiction.

5.
Confidential Information. During the term of this Agreement and for a period of five (5) years thereafter, Synexus will hold in confidence and not disclose to any other entity, except as necessary for the performance of the services (and then only to the extent required for the particular portion of the services being performed and on a confidential basis satisfactory to Trulite) or except as is required by law, any confidential information that is disclosed to or acquired by Synexus in performing services hereunder. For purposes of this Agreement, “confidential information” includes all information relating to Trulite’s technology in a documentary or tangible form, and (subject to the exclusions set forth below) includes all information relating to Trulite, Trulite’s subsidiaries or affiliates, or to any other company or person, or to their respective operations, plans, projections, or interest in power generation matters and/or power distribution matters, and any related reports, technical or other data, analyses, opinions or other materials that: (i) are proprietary to Trulite or any other person or entity; (ii) constitute a trade secret of Trulite or any other person or entity; (iii) have been marked proprietary or confidential by or on behalf of Trulite or any other person or entity, or (iv) is or have been disclosed to Synexus by Trulite or any other person or entity with the clear understanding that it is confidential and is to remain so.

6.
Entire Agreement; Amendments. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings and agreements, whether written or oral, of the Parties with respect to the subject matter hereof. Any amendments or modifications to this Agreement shall be enforceable only if made in writing and signed by an authorized representative of the Party against whom enforcement is sought. In particular, the Parties agree that no term, condition, or provision of any work order, invoice, delivery ticket, or other document submitted by Synexus to Trulite shall have the effect of modifying or waiving in any manner the provisions of this Agreement unless such document shall be accepted and executed by Trulite expressly as an amendment to this Agreement.

7.
Intellectual Property. The Parties shall be the joint owners of any work product, whether completed or not, created, produced, developed or prepared in connection with the performance of services under this Agreement, including all data, information, ideas (whether or not patentable) and expressions of ideas (“Work Product”). The Parties shall be the joint owner of all intellectual property rights in such work product, including all trade secret rights (e.g., the right of first publication), all patent rights, and all rights of copyright (“Intellectual Property”). It is the intention of the Parties that any work product is a “work for hire” as that term is used in the Federal Copyright Act. The Parties agree that each may separately use, sell, assign or grant licenses to use, on a non-exclusive basis, the rights to use and develop the Work Product and Intellectual Property (collectively “IP”). The Parties may separately modify the IP, alone or in combination with separate intellectual property, and may own, utilize and transfer such modifications, and such separate intellectual property, on an exclusive basis, and may take actions to protect such modifications or separate intellectual property, including but not limited to creating patents, trademarks or copyrights, but only if such actions do not unreasonably interfere with the other Party’s nonexclusive rights to the IP.

8.
Assignment. This Agreement may not be assigned by Synexus in whole or in part. This Agreement shall be assignable by Trulite, without the consent of Synexus, to a subsidiary, parent or other affiliate of Trulite and in such event this Agreement shall bind and inure to the benefit of any such assignee, and such assignee shall be substituted for Trulite in all respects under this Agreement.

9.
Notices. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

If to Synexus, to:

12335 Kingsride, #205
Houston, Texas 77024
Attention: Evan Hughes
Fax: ____________.

If to Trulite, to:

ADDRESS
Attention:
Fax:

With a copy to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
600 Travis Street, Suite 6601
Houston, Texas 77002
Attention: Jeffrey J. Nichols
Fax: (713) 437-1810

[SEE ATTACHED SIGNATURE PAGES]

SYNEXUS ENERGY, INC.

By:

Name:

Title:

Address:

Fax:

E-Mail (but delivery by email shall not constitute notice):

Attention:

TRULITE TECHNOLOGIES, INC

By:

Name:

Title:

Address:

Fax:

E-Mail (but delivery by email shall not constitute notice):

Attention:

SHAREHOLDERS: CONTANGO CAPITAL PARTNERS, L.P.

By: Contango Capital Partnership Management, L.L.C. By: William J. Berger Managing Partner

J. KEVIN SHURTLEFF

ERIC J. LADD

JAMES L. SHURTLEFF

SANDRA W. SHURTLEFF